Exhibit 99.1
For immediate release
For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780
Endeavour reports 2005 fourth-quarter
and full-year results
Houston, TX – March 8, 2006 – Endeavour International Corporation (AMEX: END) announced today fourth-quarter and full-year financial and operational results.
A loss of $31.4 million or $0.42 per diluted share, which includes $17.4 million for the effect of impairment of oil and gas properties, litigation settlement and gains on asset sales, was recorded for the year as compared to a loss of $23.4 million or $0.37 per diluted share for the full-year 2004. Revenues for the year were $38.7 million, up from $3.7 million the previous year. The average oil price per barrel for the year was $52.08 as compared to $40.38 per barrel for 2004. Production for the year was 756,200 barrels of oil equivalent (BOE), reflecting a full year of production from the Norwegian assets purchased late in 2004. Total proved reserves for the company as of December 31, 2005 were 2.2 million BOE.
“In only our second year as a company, we accomplished much in building a North Sea-focused company with assets, people and tools that will be successful over time,” said William L. Transier, co-chief executive officer of the company. “Although our Norwegian assets performed better than expected due to higher commodity prices, our year-end results were negatively impacted by unsuccessful exploration drilling. We are steadfast in our belief that our exploration campaign will yield positive results and that our business model will create substantial future value.”
For the fourth quarter 2005, the company reported a loss of $25.6 million or $0.34 per diluted share, which includes $23.0 million for the effect of impairment of oil and gas properties and litigation settlement, as compared to a loss of $4.5 million or $0.06 per diluted share the same quarter in 2004. Revenues for the period were $11.0 million, and production was 205,000 barrels of oil equivalent (BOE). Average oil price for the quarter was $54.17 per barrel.
“Although we did not make a commercial discovery in 2005, our exploration activity laid the foundation for a larger and improved portfolio that will benefit our ongoing drilling campaign,” added John N. Seitz, co-chief executive officer. “We already have one well underway and our pool of developing prospects for the next two years will provide an opportunity to create significant value for our stockholders.”
Significant events for the company during the year included:
•	Participated in license rounds in the United Kingdom and Norway that increased total leasehold position to 1.8 million acres – In 2005, Endeavour was awarded 11 production licenses encompassing 17 blocks during the 23rd Seaward Licensing Round held by the UK Department of Trade and Industry. This added to the nine licenses and 18 blocks awarded in 2004. Six of the new licenses cover six blocks in the Central North Sea with Endeavour serving as operator of three of the blocks. The company was also named operator of six blocks on two licenses in the Inner Moray Firth. The remaining three licenses (comprising five blocks) are located in the Southern Gas Basin with Endeavour serving as operator of two blocks. Total gross acreage held by the company in the United Kingdom Continental Shelf is now 1.3 million acres. In Norway, Endeavour holds interests in 11 production licenses, two of which were awarded in December as part of the 2005 Awards in Predefined Areas process. Total gross acreage in the Norwegian Continental Shelf comprises approximately 500,000 acres of Endeavour’s portfolio.
•	Launched multiple-well exploratory campaign – In 2005, Endeavour drilled four exploratory wells, with the company acting as operator of two of the wells. The four wells were plugged and abandoned when they did not encounter commercial hydrocarbons. In early February, drilling operations began on the company’s fifth well , the Cygnus prospect on Block 44/12, as part of a farm-in agreement covering blocks 44/11 and 44/12 in the Southern North Sea. The prospect is located in a prolific part of the basin northwest of the Hawksley gas field. The company holds a 12.5 percent working interest in the blocks. Endeavour has obtained two drilling slots on the Global Santa Fe 140, a semi-submersible rig, and will operate two wells in the second half of the year that are expected to be drilled in the UKCS Central Graben region. Other wells will be drilled as technical and partnership details and rig arrangements are finalized.

•	Expanded role in Norway as an operator and explorer – After an extensive evaluation by the Ministry of Petroleum and Energy of its technical, operational and health, safety and environmental competencies, Endeavour Energy Norge AS was notified of its pre-qualification as an operator in the NCS in November. That was followed by the award of an operating interest in a production license in the greater Ekofisk area located in the southernmost part of the Norwegian sector of the North Sea. To ensure its ability to fulfil its role as an operator, the company joined with several other operators in the NCS to form a consortium that has entered into a contract for the use of a drilling rig for a three-year period beginning the second half of 2006. Endeavour is committed to two rig slots in late 2007 and 2008 as its part of the contract with Dolphin AS, a subsidiary of Fred Olsen Energy ASA. Drilling will be conducted by the Bredford Dolphin, a semi-submersible drilling rig.

•	Acquired interest in a field under development that will deliver first production from the UK – Late in the year, Endeavour entered into a definitive agreement to purchase an eight percent interest in the Enoch Field, one of the first discoveries to be developed along the median line between the United Kingdom and Norway. The company’s net share of daily production, slated to begin in late 2006, is expected to be approximately 1,000 barrels of oil equivalent.

•	Continued effort to optimize production from existing Norwegian assets — Production from the company’s Njord and Brage interests remained stable throughout the year at approximately 2,000 barrels of oil equivalent. Development wells were drilled in both fields to offset natural declines in existing wells and extend the life of the assets. Although volumes are forecast to decline somewhat over the next two years, an upgrading of facilities in the Njord field will allow for a significant increase in the production of natural gas beginning in late 2007 and other development wells will be drilled to maintain oil volumes from both facilities.

Earnings Conference Call Tomorrow, Thursday, March 9, at 9:00 A.M. CST (10:00 A.M. EST)
Endeavour will host an analyst conference call tomorrow, Thursday, March 9, 2006 at 9:00 a.m. Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss fourth quarter and full-year 2005 financial results and update operational plans for 2006. To participate and ask questions during the conference call, dial 1-800-289-0507 (U.S., toll-free) or 913-981-5540 (international), pass code: 5864919. To listen only to the live audio web cast via the Internet access Endeavour’s internet home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central time on March 9 through12:00 p.m. Central time on March 16, by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 (international), pass code: 5864919.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Quarter		Year
	Ended December 31,		Ended December 31,

	2005	2004	2005	2004

Revenues	$11,011	$3,655	$38,656	$3,663

Cost of Operations:
Operating expenses	4,047	2,064	11,990	2,066
Depreciation, depletion and amortization	2,477	1,290	9,337	2,180
Impairment of oil and gas properties	17,723	—	27,116	—
Equity loss from entities with oil and gas properties	—	(22)	79	201
General and administrative	3,967	5,568	18,223	14,708

Total Expenses	28,214	8,900	66,745	19,155

Loss From Operations	(17,203)	(5,245)	(28,089)	(15,492)

Other (Income) Expense:
Consideration given in excess of fair value of identifiable assets acquired	—	—	—	10,779
Interest expense	1,207	33	4,322	295
Litigation settlement expense	5,265	—	5,265	—
(Gain) loss on sale of oil and gas interests	—	—	(14,966)	(355)
Other (income) expense	(465)	(1,357)	(2,868)	(3,387)

Total Other (Income) Expense	6,007	(1,324)	(8,247)	7,332

Loss Before Minority Interest	(23,210)	(3,921)	(19,842)	(22,824)
Minority Interest	—	110	(470)	122

Loss Before Income Taxes	(23,210)	(3,811)	(20,312)	(22,702)
Income Tax Expense	2,346	670	11,061	670

Net Loss	(25,556)	(4,481)	(31,373)	(23,372)
Preferred Stock Dividends	39	39	(158)	(425)

Net Loss to Common Stockholders	$(25,595)	$(4,520)	$(31,531)	$(23,797)

Net Loss Per Common Share – Basic and Diluted	$(0.34)	$(0.06)	$(0.42)	$(0.37)

Weighted Average Number of Common Shares Outstanding — Basic and Diluted	75,471	69,801	74,433	64,400

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	December 31,
	2005	2004

Assets

Current Assets:
Cash and cash equivalents	$76,127	$8,975
Accounts receivable	4,876	4,286
Prepaid expenses and other current assets	8,070	3,814

Total Current Assets	89,073	17,075

Equity Interests in Entities with Oil and Gas Properties	—	3,688
Property and Equipment, Net	59,084	50,228
Goodwill	27,795	20,119
Restricted Cash	2,304	2,507
Other Assets	8,710	8,120

Total Assets	$186,966	$101,737

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$18,194	$2,909
Current portion of long-term debt	—	2,138
Accrued expenses and other	21,240	7,329

Total Current Liabilities	39,434	12,376

Long-Term Debt	81,250	2,150
Deferred Taxes	19,185	18,012
Other Liabilities	6,753	8,979

Total Liabilities	146,622	41,517

Minority Interest	—	3,248

Stockholders’ Equity	40,344	56,972

Total Liabilities and Stockholders’ Equity	$186,966	$101,737

Endeavour International Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Year Ended
	December 31,

	2005	2004

Cash Flows from Operating Activities:
Net loss	$(31,373)	$(23,372)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	9,337	2,180
Impairment of oil and gas properties	27,116	—
Consideration given in excess of fair value of identifiable assets acquired	—	10,779
Deferred tax expense	3,243	199
Gain on collection of promissory notes	—	(1,848)
Amortization of non-cash compensation	7,070	6,830
Litigation settlement expense	5,265	—
Gain on sale of assets	(14,966)	(355)
Other operating activities	567	1,838
Increase in net assets and liabilities	21,703	10,667

Net Cash Provided by Operating Activities	27,962	6,918

Cash Flows From Investing Activities:
Capital expenditures	(47,552)	(9,145)
Acquisitions, net of cash acquired	(1,437)	(26,817)
Proceeds from sale of assets	19,465	741
Other investing activities	(5,448)	(12)

Net Cash Used in Investing Activities	(34,972)	(35,233)

Cash Flows From Financing Activities:
Proceeds from (repayments of) borrowings, net	77,244	(6,156)
Purchase and retirement of common and preferred stock	—	(5,031)
Financing costs paid	(3,661)	—
Proceeds from common and preferred stock issued and issuable	—	46,399
Other financing	1,828	1,275

Net Cash Provided by Financing Activities	75,411	36,487

Net Increase in Cash and Cash Equivalents	68,401	8,171
Effect of Foreign Currency Changes on Cash	(1,249)	747
Cash and Cash Equivalents, Beginning of Period	8,975	57

Cash and Cash Equivalents, End of Period	$76,127	$8,975